Exhibit 10.1
June 21, 2005

Crown Resources Corporation Closes
US$10.0 Million Financing from Kinross
Crown Declares Special Dividend

Denver, Colorado: Crown Resources Corporation (OTCBB-CRCE) ("Crown") announced that it has closed a US$10 million convertible debenture ("Debenture") financing with Kinross Gold Corporation (TSX-K; NYSE-KGC) ("Kinross") as part of the previously announced Fourth Amendment ("Amendment") extending the termination date of the definitive acquisition agreement (the "Agreement") with Kinross (see Crown's news release dated June 1, 2005 at www.crownresources.com).

Crown also announced that its board of directors declared a dividend of $0.21 per share of Crown common stock (the "Special Dividend). The Special Dividend will be paid on July 26, 2005 to Crown shareholders of record as of the close of business on July 14, 2005 (the "Record Date"). Chris Herald, President and CEO of Crown stated, "We are very pleased to provide Crown shareholders with a tangible benefit for their patience in continuing to hold Crown shares as we strive, together with Kinross, to complete the transaction contemplated under our Agreement in a timely manner."

Crown has approximately 40.5 million shares outstanding, including 0.5 million shares currently held by Kinross. In addition, Crown has warrants outstanding that are exercisable on a cash basis into approximately 8.3 million shares of Crown. In order for warrant holders to receive the special dividend, they will have to exercise prior to the Record Date either through a cash or cashless exercise.

Crown believes payment of the special dividend will change the tax status of the transaction from tax-deferred to taxable. Neither the financing nor any conversion of the Debenture will affect the exchange ratio of 0.34 shares of Kinross common stock for each share of Crown that was set in the Amendment.

Where to Find Additional Information about the Transaction:

This press release is not, and is not intended to be, a solicitation of proxies or an offer of securities. Investors and security holders of Kinross and Crown are urged to read the proxy statement/prospectus and other relevant materials, when they become available, as they will contain important information about Kinross, Crown and the proposed acquisition. When available, the proxy statement/prospectus and other relevant materials, and any other documents to be filed by Kinross or Crown with the SEC, will be available free of charge at the SEC's website at http://www.sec.gov, or directly from Kinross.

This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding potential mineralization and reserves, exploration results and future plans and objectives of Kinross and Crown, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Development of Buckhorn Mountain is subject to the successful completion and implementation of an economically viable mining plan, obtaining the necessary permits and approvals from various regulatory authorities, and compliance with operating parameters established by such authorities. Important factors that could cause actual results to differ materially from Kinross' and Crown's expectations are disclosed under the heading "Risk Factors" and elsewhere in Kinross' and Crown's documents filed from time to time with the Toronto Stock Exchange, the United States Securities and Exchange Commission and other regulatory authorities.

For further information from Crown, contact:

Christopher E. Herald President & CEO Tel. (303) 534-1030	Debbie W. Mino Director - Investor Relations Tel. (800) 229-6827